APPENDIX A

EXECUTION COPY

______________________________________________________________________________

AGREEMENT AND PLAN OF MERGER

among

MEDPLUS, INC.,

QUEST DIAGNOSTICS INCORPORATED

and

Q-M MERGER SUB, INC.

Dated as of April 25, 2001

______________________________________________________________________________

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Additional Defined Terms	7

ARTICLE II

THE MERGER

SECTION 2.01. The Merger	8
SECTION 2.02. Effective Time	8
SECTION 2.03. Effect of the Merger	8
SECTION 2.04. Articles of Incorporation; Code of Regulations	8
SECTION 2.05. Directors and Officers	9

ARTICLE III

CLOSING; SURRENDER OF SECURITIES

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.01. Organization and Qualification	28
SECTION 5.02. Merger Sub	28
SECTION 5.03. Authority; No Conflict; Required Filings and Consents	28
SECTION 5.04. Financing	29
SECTION 5.05. Brokers	29

ARTICLE VI

CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 6.01. Conduct of Business by the Company Pending the Merger	29
SECTION 6.02. Notification of Certain Matters	32
SECTION 6.03. Delivery of Audited Financial Statements.	32

ARTICLE VII

ADDITIONAL AGREEMENTS

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01. Conditions to the Obligations of Each Party	37
SECTION 8.02. Conditions to the Obligations of Parent and Merger Sub	37
SECTION 8.03. Conditions to the Obligations of the Company	38

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination	39
SECTION 9.02. Effect of Termination	40
SECTION 9.03. Amendment	40
SECTION 9.04. Waiver	40
SECTION 9.05. Fees and Expenses	40

ARTICLE X

GENERAL PROVISIONS

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Offer Letters from Parent with Respect to Employment
Exhibit 8.02(i)	Form of Opinion of Dinsmore & Shohl LLP
Exhibit 8.02(j)	Form of Opinion of Wilmer, Cutler & Pickering
Exhibit 8.02(k)	Form of Release of Claims Agreement

DISCLOSURE SCHEDULE

The Disclosure Schedule shall include the following Sections:

4.02	Company Subsidiaries
4.03	Authority; No Conflict; Required Filings and Consents
4.04	Capitalization
4.05	Financial Statements
4.06	Absence of Certain Events and Developments
4.07	Title to Properties
4.08	Permits; Compliance
4.09	Contracts and Commitments
4.10	Intellectual Property
4.11	Litigation
4.12	Customers
4.13	Employee Benefit Plans; Labor Matters
4.14	Insurance
4.15	Taxes
4.16	Environmental Compliance and Condition
4.17	Related Party Transactions
4.19	Inventories
6.01	Conduct of Business by the Company Pending the Merger
8.02	Matters with Respect to Which Executive Officers, Directors or Significant Shareholders May Have Claims Against the Company or Company Subsidiaries

AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2001 (this "Agreement"), among MEDPLUS, INC., an Ohio corporation (the "Company"), QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("Parent"), and Q-M MERGER SUB, INC., an Ohio corporation and a wholly owned subsidiary of Parent ("Merger Sub").

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of Ohio (the "Ohio Law"), Parent, Merger Sub and the Company will consummate a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its shareholders and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the adoption of this Agreement by the shareholders of the Company;

WHEREAS, certain Significant Shareholders have, on the date hereof, entered into a voting agreement attached hereto as Exhibit A (the "Voting Agreement") pursuant to which they have, among other things, granted to Parent an irrevocable proxy with respect to the Shares and the Preferred Shares for purposes of signing a written consent or voting at any meeting to adopt this Agreement;

WHEREAS, certain employees of the Company have received offer letters from Parent with respect to their employment by the Company or Parent, copies of which are attached hereto as Exhibit B (the agreements to be entered into reflecting the terms of such letters, the "Employment Agreements"); and

WHEREAS, simultaneously with the execution by the Company, Parent and Merger Sub of this Agreement, Parent, as lender, and the Company, as borrower, are entering into a senior revolving credit agreement (the "Credit Agreement") secured by all of the tangible and intangible assets of the Company pursuant to the terms of and subject to the conditions of which the Company shall have the right to borrow up to $5,000,000.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

"Acquisition Proposal" means any inquiry, offer or proposal (whether written or oral) relating to, or any indication of interest in, any (i) direct or indirect acquisition or purchase of all or any portion of the business, assets or properties of the Company or any of the Company Subsidiaries (other than purchases of the Company's inventory or other assets in the ordinary course of business consistent with past practice); (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of the Company Subsidiaries; (iii) tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, other than the transactions contemplated by this Agreement.

"Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"affiliate" of a specified person means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

"business day" means any day on which banks are not required or authorized to close in The City of New York.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Accountants" means KPMG, LLP.

"Company Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole.

"control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

"Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, and forming a part of this Agreement.

"Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

"Environmental Law" means any Law and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Material" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, radon, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

"Indebtedness" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) obligations as lessee under leases that have been or should have been, in accordance with U.S. GAAP, recorded as capital leases, (d) obligations under direct or indirect guaranties in respect of Liabilities of others, (e) obligations in respect of outstanding or unpaid checks or drafts or overdraft obligations and (f) accrued interest, if any, on and all other amounts owed in respect of any of the foregoing.

"Intellectual Property" means: (i) United States, international and foreign patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) computer software, data, databases and related documentation and (v) confidential and proprietary information, including trade secrets and know-how.

"Inventories" means all inventory, merchandise, finished goods, raw materials, packaging, labels, supplies and other personal property of the Company or any Company Subsidiary and maintained, held or stored by or for the Company or any Company Subsidiary, and any prepaid deposits for any of the same.

"January 2001 Balance Sheet" means the unaudited consolidated balance sheet (including the related notes thereto) of the Company and the Company Subsidiaries, dated as of January 31, 2001.

"knowledge" by the Company of a particular fact or other matter means that any executive officer or director is actually aware, or should be aware, after making reasonable inquiries, of such fact or other matter.

"Law" means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, Governmental Order or other requirement or rule of law.

"Leased Real Property" means the real property and interests in real property leased or subleased by the Company or any Company Subsidiary, as tenant, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Company Subsidiary attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

"Letter Agreement" means the letter agreement, dated April 1, 2001, between the Company and Parent.

"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order, and those arising under any contract, agreement, arrangement, commitment or undertaking.

"Licensed Intellectual Property" means all Intellectual Property and Software licensed to or by the Company pursuant to the Licenses and material to the business of the Company and the Company Subsidiaries.

"Licenses" means all (i) licenses of Intellectual Property by the Company or any Company Subsidiary to third parties, (ii) licenses of Intellectual Property by third parties to the Company or any Company Subsidiary and (iii) agreements between the Company and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet web sites.

"NASDAQ" means the Nasdaq National Market.

"Owned Intellectual Property" means all Intellectual Property and Software owned by the Company or any Company Subsidiary and material to the business of the Company and the Company Subsidiaries.

"Owned Real Property" means the real property and interests in real property owned in fee by the Company or any Company Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Company Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

"Parent Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities or results of operations of Parent and Parent Subsidiaries taken as a whole.

"Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of the amount accrued therefor on the January 2001 Balance Sheet; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $1,000 in the case of a single property or $5,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under worker's compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

"person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or government, political subdivision, agency or instrumentality of a government.

"Receivables" means any and all accounts receivable, notes and other amounts receivable by the Company or any Company Subsidiary from third parties, including, without limitation, customers, arising from the conduct of the business of the Company and the Company Subsidiaries or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

"Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

"Remedial Action" means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any Leased Real Property.

"SEC" means the United States Securities and Exchange Commission.

"Significant Shareholders" means Cahill, Warnock Strategic Partners Fund, LP, Strategic Associates, LP, Richard A. Mahoney, The Keys Irrevocable Trust, The Keys Plus Irrevocable Trust and Philip S. Present II.

"Software" means all computer software (i) material to the business of the Company and the Company Subsidiaries or (ii) distributed, sold, licensed or marketed by the Company or any Company Subsidiary.

"subsidiary" of any person has the meaning set forth in Rule 405 promulgated under the Securities Act.

"Superior Proposal" means any bona fide written Acquisition Proposal, obtained not in breach of Section 7.04, the terms of which the Board of Directors of the Company determines in good faith (upon receiving the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, availability of financing, conditions to and expected timing and risks of consummation of, the Acquisition Proposal and taking into account all other legal, financial, regulatory and all other aspects of such Acquisition Proposal) to be more favorable from a financial point of view to its shareholders than the Merger and which has a reasonable likelihood of being consummated.

"Tax" or "Taxes" means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, gains, registration, value-added, alternative or add-on minimum, estimated or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority or other Tax authority or arising under any Tax law or agreement, including, without limitation, any joint venture or partnership agreement.

"Tax Return" shall mean any return, declaration, report, claim for refund, form, or information or return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

"U.S. GAAP" means United States generally accepted accounting principles and practices applied consistently throughout the periods involved.

Section 1.02. Additional Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

Agreement	Preamble
Amendment	Section 4.04
Audited Financial Statements	Section 6.03
Blue Sky Laws	Section 5.03(c)
Cahill Warrants	Section 3.07(b)
Certificate	Section 3.04(b)(i)
Certificate of Merger	Section 2.02
Certificates	Section 3.04(b)(i)
Closing	Section 3.01
Closing Date	Section 3.01
Company	Preamble
Company Articles of Incorporation	Section 2.04(a)
Company Common Stock	Section 3.03(a)
Company Options	Section 3.06(a)
Company Permits	Section 4.08(a)
Company Preferred Stock	Section 3.03(a)
Company Regulations	Section 4.01
Company Representatives	Section 7.04(a)
Company Shareholders' Meeting	Section 7.03
Company Stock Option Plans	Section 3.06(a)
Company Subsidiary	Section 4.02
Company Warrants	Section 3.07
Credit Agreement	Recitals
Customers	Section 4.12
Dissenting Shares	Section 3.08(a)
Effective Time	Section 2.02
Employment Agreements	Recitals
Fee	Section 9.05(a)
Indemnified Officers and Directors	Section 7.06(a)
IRS	Section 4.13(a)
Leases	Section 4.07(b)
Material Contracts	Section 4.09(a)
Merger	Recitals
Merger Consideration	Section 3.03(a)
Merger Sub	Preamble
NYSE	Section 5.03(c)
Ohio Law	Recitals
Parent	Preamble
Parent Subsidiary	Section 5.01
Paying Agent	Section 3.04(a)
Plans	Section 4.13(a)
Preferred Shares	Section 3.03(a)
Proxy Statement	Section 7.02(a)
Quest Agreement	Section 4.20
Requisite Shareholder Approval	Section 4.03(a)
Restrictive Agreement	Section 4.09(e)
SEC Reports	Section 4.05(a)
Securities Act	Section 4.05(a)
Shares	Section 3.03(a)
Surviving Corporation	Section 2.01
Unaudited Financial Statements	Section 4.05(b)
Voting Agreement	Recitals

ARTICLE II

THE MERGER

SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Ohio Law, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

SECTION 2.02. Effective Time. The Merger shall become effective on such date and on such time as a certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of the State of Ohio or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger (the "Effective Time"), in such form as is required by, and executed in accordance with, the relevant provisions of the Ohio Law.

SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Ohio Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.03. Articles of Incorporation; Code of Regulations. (a) At the Effective Time, the Amended Articles of Incorporation of the Company (the "Company Articles of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

(b) At the Effective Time, the Code of Regulations of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Code of Regulations.

SECTION 2.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE III

CLOSING; SURRENDER OF SECURITIES

SECTION 3.01. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 a.m. on the third business day following satisfaction or waiver of all of the closing conditions set forth in Article VIII hereof (other than those conditions that will be satisfied at the Closing) or on such other date as may be mutually agreed by Parent and the Company. The date and time of the Closing are herein referred to as the "Closing Date".

SECTION 3.02. Closing Transactions. At the Closing,

(a) the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Ohio in such form and such manner as is required by the relevant provisions of the Ohio Law and make all other filings or recordings required by the Ohio Law in connection with the Merger;

(b) Parent and the Company shall deliver to each other the certificates required by Article VIII and, unless delivered prior to Closing, other documents required to be delivered hereunder prior to the Effective Time; and

(c) the Significant Shareholders shall deliver, or in the case of Shares held in a 401(k) plan, use their reasonable best efforts to cause to be delivered, to Parent the stock certificates representing the Shares and the Preferred Shares held by the Significant Shareholders.

SECTION 3.03. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) each share of common stock, no par value (the "Company Common Stock"; all issued and outstanding shares of the Company Common Stock being collectively referred to as the "Shares"), and the Series A convertible preferred stock (the "Company Preferred Stock"; all issued and outstanding shares of the Company Preferred Stock being collectively referred to as the "Preferred Shares"), of the Company issued and outstanding immediately prior to the Effective Time, other than any Shares or Preferred Shares to be cancelled pursuant to Section 3.03(b) and other than any Dissenting Shares, shall be cancelled and shall be converted automatically into the right to receive an amount equal to $2.00 in cash (the "Merger Consideration") payable without interest to the holder of such Share or Preferred Share, upon surrender, in the manner provided in Section 3.04 hereof, of the Certificate that formerly evidenced such Share or Preferred Share. All such Shares and Preferred Shares when so converted shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such Shares or Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 3.04 hereof, without interest;

(b) each Share and each Preferred Share held in the treasury of the Company and each Share and each Preferred Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

SECTION 3.04. Surrender of Stock Certificates. (a) When and as needed, Parent shall deposit or cause to be deposited (and Parent shall provide all necessary funds and otherwise cause Merger Sub to deposit), with a bank or trust company designated by Parent or Merger Sub (and reasonably acceptable to the Company) to act as agent (the "Paying Agent") for the holders of Shares and Preferred Shares, the funds to which holders of Shares and Preferred Shares shall become entitled pursuant to Section 3.03(a) or Section 3.03(b), as the case may be. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

(b) (i) Promptly after the Effective Time, but in no event more than three business days thereafter, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares or Preferred Shares entitled to receive the Merger Consideration pursuant to Section 3.03(a) a form of a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares or Preferred Shares, as the case may be (a "Certificate" or the "Certificates"), shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share or Preferred Share, as the case may be, formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate formerly evidencing Shares or Preferred Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

(ii) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, provided that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share or Preferred Share for any Merger Consideration delivered in respect of such Share or such Preferred Share to a public official pursuant to any abandoned property, escheat or other similar law.

(d) Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Preferred Shares pursuant to the Merger such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Preferred Shares in respect of which the deduction and withholding was made.

SECTION 3.05. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares or Preferred Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares and Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares and Preferred Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to Parent for any reason shall be converted into the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.03(a).

SECTION 3.06. Company Options and Restricted Shares. (a) The Company shall take all necessary action to ensure that each outstanding stock option ("Company Options"), whether or not exercisable and whether or not vested, under the Company's 1994 Stock Incentive Plan, Directors' Nondiscretionary Stock Option Plan, or any stock option agreement or employment agreement (the "Company Stock Option Plans") shall be cancelled by the Company immediately prior to the Effective Time, and each holder of a cancelled Company Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Options an amount to be paid in cash equal to the product of (i) the number of shares of the Company Common Stock previously subject to such Company Options and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock previously subject to the Company Options so cancelled. Any amounts, if any, payable with respect to such cancelled Company Options shall be reduced for applicable tax withholding. Prior to the Effective Time, the Company shall take all necessary action to approve the disposition of the Company Options and the Shares in connection with the Merger and other transactions contemplated by this Agreement to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

(b) All outstanding shares of Company Common Stock issued pursuant to the Company Stock Option Plans or otherwise and subject to any right of repurchase or other forfeiture restriction related to the performance of services to the Company shall become free of any such restriction immediately prior to the Effective Time.

SECTION 3.07. Company Warrants. (a) At, or following, the Effective Time, the holder of each issued and outstanding warrant of the Company (the "Company Warrants") (other than Company Warrants held by Parent and the Cahill Warrants) that is exercisable prior to the Effective Time shall be entitled to receive in settlement and cancellation thereof, upon exercise of such Company Warrant in accordance with its terms and upon delivery thereof to Parent, an amount in cash equal to the product of (i) the number of shares of the Company Common Stock or Company Preferred Stock issuable upon exercise of such Company Warrant and (ii) the Merger Consideration.

(b) At the Effective Time, the warrants issued by the Company on June 25, 1999 to Cahill, Warnock Strategic Partners Fund, L.P. for the rights to purchase 668,905 shares of Company Preferred Stock and 266,377 shares of Company Preferred Stock, the warrants issued by the Company on June 25, 1999 to Strategic Associates, L.P. for the rights to purchase 37,064 shares of Company Preferred Stock and 14,760 shares of Company Preferred Stock and the warrant issued by the Company to Double Black Diamond II, LLC for the right to purchase 15,733 shares of Company Preferred Stock (collectively, the "Cahill Warrants"), upon delivery thereof to Parent, shall be cancelled and shall be converted automatically into the right to receive an amount equal to the product of (i) the number of shares of Company Preferred Stock subject to the Cahill Warrants and (ii) the excess of the Merger Consideration over the exercise price per share of Company Preferred Stock previously subject to such Cahill Warrants; provided, that such exercise price per share of Company Preferred Stock shall be $1.66.

SECTION 3.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 1701.84 and Section 1701.85 of the Ohio Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 1701.84 and Section 1701.85, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 1701.84 and Section 1701.85 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon, upon surrender, in the manner provided in Section 3.04, of the Certificate or Certificates that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments delivered pursuant to the Ohio Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal, or otherwise, under the Ohio Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent to enter into this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 4.01. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect. The Company has heretofore furnished to Parent a complete and correct copy of the Company Articles of Incorporation and the Code of Regulations of the Company (the "Company Regulations"). Such Company Articles of Incorporation and Company Regulations are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Regulations.

SECTION 4.02. Subsidiaries. Section 4.02 of the Disclosure Schedule lists each subsidiary of the Company (each, a "Company Subsidiary"). Except for the Company Subsidiaries, and except as set forth in Section 4.02 of the Disclosure Schedule, neither the Company nor any Company Subsidiary owns, or holds the right to acquire, any stock, partnership interest, joint venture interest or other equity interest in any other person. Each Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary approvals of Governmental Authorities to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have a Company Material Adverse Effect. Except as set forth in Section 4.02 of the Disclosure Schedule, none of the Company Subsidiaries has any assets or conducts any business or operations. Each Articles of Incorporation of a Company Subsidiary and its Code of Regulations (or equivalent documents) are in full force and effect. The Company Subsidiaries are not in violation of any of the provisions of their respective Articles of Incorporation or Code of Regulations (or equivalent documents).

SECTION 4.03. Authority; No Conflict; Required Filings and Consents. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, (i) (A) the adoption of this Agreement by the affirmative vote of the holders of a majority of the then outstanding Company Common Stock and Company Preferred Stock (voting as a single class) and (B) the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the affirmative vote of the holders of two-thirds of the then outstanding Company Preferred Stock, in each case entitled to vote on such matter (the "Requisite Shareholder Approval") and (ii) the filing and recordation of such appropriate merger documents as required by the Ohio Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and the Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Articles of Incorporation or Company Regulations or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(c) have been obtained and all filings and obligations described in Section 4.03(c) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as disclosed in Section 4.03 of the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (ii) and this clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the filing and recordation of appropriate merger documents as required by the Ohio Law.

SECTION 4.04. Capitalization. The authorized capital stock of the Company consists of (a) 15,000,000 shares of Company Common Stock and (b) 5,000,000 shares of Company Preferred Stock which are designated as Series A Convertible Preferred Stock. The shareholders of the Company, at a meeting held on July 25, 2000, approved in accordance with applicable Law an amendment to the Company Articles of Incorporation (the "Amendment"), which when and if filed with the Ohio Secretary of State, would increase the number of authorized shares of Company Common Stock to 25,000,000 and would authorize the issuance of 5,000,000 shares of Company Preferred Stock to be designated as Series B Preferred Stock; to date such amendment has not been filed with the Ohio Secretary of State and therefore has not become effective. As of the date hereof, (i) 8,175,267 shares of Company Common Stock and 2,371,815 shares of Company Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and are owned of record and beneficially by the shareholders, free and clear of any Encumbrances, in the amounts set forth in Section 4.04 of the Disclosure Schedule, (ii) 200,000 shares of Company Common Stock are held in the treasury of the Company or by the Company Subsidiaries, (iii) 346,249 shares of Company Common Stock are reserved for future issuance in respect of all presently "in-the-money" Company Options and (iv) 4,112,352 shares of Company Common Stock and Company Preferred Stock are reserved for future issuance upon exercise of the Company Warrants. Company Options to purchase an additional 1,383,165 shares of Company Common Stock, which Company Options are not presently "in-the-money", are also outstanding; such shares shall be made available for reservation, if necessary, through proper filing of the Amendment with the Ohio Secretary of State. Except for the Shares, the Preferred Shares, the Company Options and the Company Warrants, there are no other shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company issued and outstanding. Except for the Company Options granted pursuant to the Company Stock Option Plans or pursuant to agreements or arrangements described in Section 4.04 of the Disclosure Schedule and the Company Warrants granted pursuant to agreements or arrangements described in Section 4.04 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock, options, warrants or convertible securities of, or other equity interests in, the Company or any Company Subsidiary. Section 4.04 of the Disclosure Schedule contains a full and complete list of all holders of the Company Options and the Company Warrants, and with respect to each such holder sets forth the number of the Company Options and the Company Warrants held as of the date hereof by each such holder, the date when the Company Options or the Company Warrants were issued, the exercise price thereof, whether such Company Options or Company Warrants are vested and whether they are exercisable. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. Except as set forth in Section 4.04 of the Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other Encumbrances of any nature whatsoever. Section 4.04 of the Disclosure Schedule sets forth with respect to each Significant Shareholder the number of Shares, Preferred Shares, Company Options and Company Warrants held as of the date hereof by such Significant Shareholder. There are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

SECTION 4.05. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 (collectively, including any exhibits or schedules thereto, and documents incorporated by reference therein, the "SEC Reports"). As of their respective dates, the SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports and the January 2001 Balance Sheet and each of the related unaudited consolidated statements of income, retained earnings, shareholders' equity and cash flows of the Company and the Company Subsidiaries (together with the January 2001 Balance Sheet, the "Unaudited Financial Statements"), copies of which are set forth in Section 4.05 of the Disclosure Schedule, complies as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein and subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) There are no Liabilities of the Company or any Company Subsidiary other than Liabilities (i) reflected or reserved against on the January 2001 Balance Sheet, (ii) disclosed in Section 4.05 of the Disclosure Schedule or (iii) incurred since January 31, 2001 in the ordinary course of business consistent with past practice that would not be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.06. Absence of Certain Changes or Events. Since January 31, 2001, except as set forth in Section 4.06 of the Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice. As amplification and not limitation of the foregoing, except as set forth in Section 4.06 of the Disclosure Schedule, since January 31, 2001, there has not been (a) any Company Material Adverse Effect, (b) any change by the Company in its accounting methods, principles or practices, (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Shares or any redemption, purchase or other acquisition of any of the Company's securities, or (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice. Since January 31, 2001, except as set forth in Section 4.06 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

SECTION 4.07. Properties. (a) Except as disclosed on Schedule 4.07(a), the Company owns good, valid and marketable title to all of the personal property shown on the January 2001 Balance Sheet and thereafter acquired, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) Section 4.07(b) of the Disclosure Schedule contains a full and complete list of the Leased Real Property. The leases for the Leased Real Property listed in Section 4.07(b) of the Disclosure Schedule (the "Leases") are in full force and effect, and the Company or a Company Subsidiary holds a good and valid and existing leasehold interest under each of the Leases for the term set forth in Section 4.07(b) of the Disclosure Schedule. The Company has delivered to Parent complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect. Neither the Company nor any Company Subsidiary is in default in any material respect under any of the Leases.

(c) Neither the Company nor any of the Company Subsidiaries as of the date hereof owns, or at any time prior to the date hereof, owned any Owned Real Property.

(d) Except as disclosed on Section 4.07(d) of the Disclosure Schedule, the plants, buildings, structures and equipment of the Company have no material defects, and are in all material respects in good operating condition and repair (ordinary wear and tear excepted), and adequate and suitable for conduct of the business of the Company as it is presently conducted or is expected to be conducted.

SECTION 4.08. Permits; Compliance. (a) Except as disclosed in Section 4.08(a) of the Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, certifications, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

(b) Except as disclosed in Section 4.08(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law (including, without limitation, any Law related to export of products or technology) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) any Company Permits, except in the case of each of clauses (i), (ii) and (iii), for any such conflicts, defaults or violations that would not have a Company Material Adverse Effect.

(c) Except as disclosed in Section 4.08(c) of the Disclosure Schedule, since January 1, 1998, there have been no written notices, citations or decisions by any Governmental Authority that the Company or any Company Subsidiary fails to meet any applicable standards promulgated by any such Governmental Authority, and the Company does not know of any such failure. Except as disclosed in Section 4.08(c) of the Disclosure Schedule, the Company and the Company Subsidiaries have complied in all material respects with the Laws, regulations, policies, procedures and specifications applicable to the Company and the Company Subsidiaries with respect to the services provided and the business operated by the Company and any Company Subsidiary.

SECTION 4.09. Contracts and Commitments. (a) Section 4.09(a) of the Disclosure Schedule lists each of the following contracts and agreements, whether written or oral, to which the Company or any Company Subsidiary is a party (such contracts and agreements, together with the Leases, the Licenses and the Restrictive Agreements, being "Material Contracts"):

(i) all contracts and agreements which (A) are likely to involve consideration in excess of $2,500 during the fiscal year ending January 31, 2002 or (B) are likely to involve consideration in excess of $5,000 over the remaining term of such contract or agreement;

(ii) all management contracts and agreements and contracts and agreements with independent contractors or consultants (or similar arrangements), including, without limitation, distributors or resellers of the Company's products, that are not cancelable without penalty or further payment and without more than 30 days' notice;

(iii) all contracts and agreements relating to Indebtedness; and

(iv) all contracts and agreements with any Governmental Authority.

(b) Except as disclosed in Section 4.09(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, the other parties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 4.09(b) of the Disclosure Schedule, none of the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in material breach of, or material default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a breach of or default under), any Material Contract.

(c) Parent has been supplied with a true and correct copy of all written Material Contracts, together with all material amendments, waivers or other changes thereto, and has been given a written description of all oral contracts.

(d) Section 4.09(d) of the Disclosure Schedule contains a full and complete list of all Licenses (including, without limitation, all Licenses related to ChartMaxx, EMaxx and OptiMaxx), and the Company has delivered to Parent correct and complete copies of all such Licenses. With respect to each such License:

(i) such License is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such License;

(ii) such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach of or default under such License or otherwise give the licensor a right to terminate such License;

(iii) neither the Company nor any Company Subsidiary has (A) received any notice of termination or cancellation under such License, (B) received any notice of breach of or default under such License, which breach or default has not been cured, and (C) granted to any other third party any rights, adverse or otherwise, under such License that would constitute a breach of such License; and

(iv) neither the Company nor any Company Subsidiary, nor, to the Company's knowledge, any other party to such License, is in breach thereof or default thereunder in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

(e) Section 4.09(e) of the Disclosure Schedule contains a full and complete list of all contracts and agreements that limit or purport to limit the ability of the Company or any Company Subsidiary, or, to the Company's knowledge, any key executives of the Company or any Company Subsidiary, to compete in any line of business or with any person or in any geographic area or during any period of time or require the Company or any Company Subsidiary to use any supplier or third party for all or substantially all of the Company's and the Company Subsidiaries' requirements or needs (each, a "Restrictive Agreement"). None of the Company or any Company Subsidiary is in breach or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a breach of or default under) any Restrictive Agreement.

SECTION 4.10. Intellectual Property. (a) Section 4.10(a) of the Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and Software included in the Owned Intellectual Property, and (ii) Licenses.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedule, to the knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries, and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith, do not conflict with or infringe the Intellectual Property of any third party, and no claim is pending or threatened asserting that the operation of such business, or such use of the Owned Intellectual Property or Licensed Intellectual Property, does or may conflict with or infringe the Intellectual Property of any third party.

(c) The Company or a Company Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property and Licenses, and is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of the business of the Company and the Company Subsidiaries as presently conducted. The Owned Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.

(d) No Action has been asserted, or is pending or threatened, against the Company or any Company Subsidiary (i) based upon or challenging or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Owned Intellectual Property or Licensed Intellectual Property, or (ii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement. None of the Owned Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use thereof or that would impair the validity or enforceability thereof.

(e) To the knowledge of the Company, no person is infringing the Owned Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 4.10(e) of the Disclosure Schedule, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property.

(f) The Software is free of all material known viruses, worms, trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that could disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. The Company has obtained all approvals necessary for exporting the Software outside the United States and importing the Software into any country in which the Software is now sold or licensed for use, and all such export and import approvals are valid, current, outstanding and in full force and effect. No rights in the Software have been transferred to any third party except to the customers of the Company or the Company Subsidiaries to whom the Company has licensed such Software in the ordinary course of business. Except as disclosed in Section 4.10(f) of the Disclosure Schedule, none of the Software is licensed pursuant to an "open source" or "GNU" license or incorporates or is based on any computer software that is licensed pursuant to an "open source" or "GNU" license.

(g) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Intellectual Property, including, without limitation, the source code of all of the Company's Software and all documentation related thereto, which are kept in a secure location at the Company's main offices, with the only copies thereof held by an escrow agent if required by contracts with Customers in accordance with industry practice. To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material Intellectual Property of the Company or any Company Subsidiary by any person, (ii) no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any Company Subsidiary is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

SECTION 4.11. Absence of Litigation. Except as disclosed in Section 4.11 of the Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any Governmental Order or any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority.

SECTION 4.12. Customers. Section 4.12 of the Disclosure Schedule lists all of the customers of the Company and the Company Subsidiaries from which the Company or any Company Subsidiary received revenue since January 31, 2000 through March 31, 2001 and all persons with whom the Company or any Company Subsidiary executed written binding agreements during the period between February 1, 2000 and the date hereof for delivery of products or services of the Company or any Company Subsidiary (the "Customers"), and for each Customer the amount of gross revenue (net of setoffs, chargebacks and credits) received by the Company and the Company Subsidiaries from such Customer during the 12-month period ended January 31, 2001, as well as the amount of gross revenues that the Company and the Company Subsidiaries expect to receive from such Customer each year pursuant to an existing written binding agreement during the remaining term of such agreement with such Customer. No Customer has notified any of the Company, any affiliate of the Company or any officer, director, affiliate or agent of the Company that such Customer may cease or materially reduce the amount of business conducted with the Company or any Company Subsidiary or otherwise reduce the amount of business conducted with the Company or any Company Subsidiary.

SECTION 4.13. Employee Benefit Plans; Labor Matters. (a) Section 4.13(a) of the Disclosure Schedule contains a list of each employee benefit plan, program, arrangement or contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of ERISA) maintained or contributed to by the Company or any Subsidiary, or with respect to which the Company or any Company Subsidiary could incur liability under section 4069, 4201 or 4212(c) of ERISA (the "Plans"). The Company has delivered to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed by the Company for each Plan, (ii) a complete copy of each such Plan, (iii) each trust agreement relating to each such Plan, (iv) the most recent summary plan description for each Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to each Plan subject to Title IV of ERISA, if any, and (vi) the most recent determination letter, if any, issued by the Internal Revenue Service ("IRS") with respect to any Plan qualified under section 401(a) of the Code.

(b) With respect to the Plans, except as disclosed in Section 4.13(b) of the Disclosure Schedule, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability under the terms of such Plans, ERISA, the Code or any other applicable law. Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws and administrative or governmental rules and regulations, including, but not limited to, ERISA and the Code. Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. The Company has no actual or contingent material liability under Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation in the ordinary course).

(c) The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or threatened in writing which may interfere with the respective business activities of the Company or any Company Subsidiary. As of the date of this Agreement, to the knowledge of the Company, neither the Company, any Company Subsidiary, nor its representatives or employees, has committed any unfair labor practices in connection with the operation of the businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or threatened in writing.

(d) Section 4.13(d) of the Disclosure Schedule contains a full and complete list of the following documents and instruments, copies of which the Company has delivered to Parent prior to the date of this Agreement: (i) all employment agreements with officers or employees of the Company and the Company Subsidiaries; (ii) all severance agreements, programs and policies of the Company and the Company Subsidiaries with or relating to its employees; (iii) all plans, programs, agreements and other arrangements of the Company and the Company Subsidiaries with or relating to its employees which contain change of control provisions; and (iv) all arrangements pursuant to which the Company or any Company Subsidiary made any loans to any of its employees and the amounts outstanding as of the date hereof under such arrangements. Except as expressly provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, "golden parachute" or otherwise) becoming due to any director, officer or employee of the Company or any Company Subsidiary under any of the Plans or otherwise, (ii) materially increase any benefits otherwise payable under any of the Plans or (iii) result in any acceleration of the time of payment or vesting of any material benefits. None of the Plans in effect on the date hereof would result, separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby), in the payment of any "excess parachute payment" within the meaning of section 280G of the Code.

(e) No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension benefit plan" (as such term is defined in section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(f) Neither the Company nor any Company Subsidiary has (i) any non-U.S. employees or (ii) any Plan that is not subject to the Laws of the United States of America.

(g) Except of as set forth in Section 4.13(g) of the Disclosure Schedule, none of the Company's or the Company Subsidiaries' employees is on a short term or long term leave or a temporary or permanent disability leave.

SECTION 4.14. Insurance. (a) Section 4.14 of the Disclosure Schedule lists each material insurance policy maintained by the Company and the Company Subsidiaries. All material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies, and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Company Subsidiaries are engaged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) At no time subsequent to January 1, 1998 has the Company or any Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums shall be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.14 of the Disclosure Schedule shall not be available in the future substantially on the same terms as are now in effect.

SECTION 4.15. Taxes. (a) Except as would not have a Company Material Adverse Effect, (i) the Company, each of the Company Subsidiaries, and any affiliated group, within the meaning of section 1504(a) of the Code, of which the Company or such Company Subsidiary is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax laws for any and all periods ending on or before the Closing Date; (ii) all Taxes shown to be due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof or the Company has provided adequate reserves (in accordance with GAAP) for any taxes that have not been or will not be timely paid in full by the due date thereof; (iii) all such Tax Returns are true, correct and complete; (iv) there are no proposed adjustments or pending or threatened Actions for the assessment or collection of Taxes against the Company or any Company Subsidiary; (v) neither the Company nor any Company Subsidiary has been at any time a member of any partnership or joint venture reported as a partnership for federal income Tax purposes for any period for which the statute of limitations for any Tax has not expired; (vi) there are no proposed reassessments by Tax authorities of any real property owned by the Company or any Company Subsidiary that could increase any Tax to which the Company or any Company Subsidiary would be subject; (vii) neither the Company nor any Company Subsidiary is a party to, is bound by, or has any obligation under any Tax sharing or allocation agreement or similar agreement; and (viii) neither the Company nor any Company Subsidiary has any liability for the Taxes of any corporation (other than members of the affiliated group of which the Company is the common parent) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, (i) neither the Company nor any Company Subsidiary has made any consent under section 341 of the Code and none of the Company and the Company Subsidiaries is a corporation described in section 341(b) of the Code; (ii) neither the Company nor any Company Subsidiary (A) is or was a "controlled foreign corporation" or a "United States Shareholder" as defined in the Code, (B) has an unrecaptured overall foreign loss within the meaning of section 904(f) of the Code or (C) files, has filed or is required to file Tax Returns in jurisdictions outside the United States; (iii) neither the Company nor any Company Subsidiary has any income reportable for a period ending after the Closing Date that is attributable to an activity or a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method; and (iv) no material Tax liens exist or have been filed on any assets of the Company or any Company Subsidiary (other than liens for Taxes not yet due and payable).

(c) Neither the Shares nor the Preferred Shares are United States real property interests within the meaning of Code section 897(c). There are no outstanding agreements or waivers extending the statutory period of limitation for assessment or collection of Tax applicable to any material Tax Returns required to be filed with respect to the Company or any Company Subsidiary and none of the Company, the Company Subsidiaries, or any affiliated group, within the meaning of section 1504(a) of the Code, of which the Company or any Company Subsidiary is or has been a member, has requested any extension of time within which to file any material Tax Return, which return has not yet been filed.

(d) The Company has delivered to Parent correct and complete copies of all material federal, state, local and foreign income and franchise Tax Returns of the Company and the Company Subsidiaries for 1997 and thereafter and IRS Revenue Agent Reports and similar reports issued by any state, local or foreign Tax authority for such returns, and statements of material Tax deficiencies assessed against or agreed to by the Company or any Company Subsidiary since 1997.

SECTION 4.16. Environmental Matters. (a) Except as disclosed in Section 4.16 of the Disclosure Schedule:

(i) The Company and the Company Subsidiaries are in compliance with, and for the past three years have been in compliance, in all material respects, with, all applicable material Environmental Laws and all material Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future material obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that is material to the Company.

(ii) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or, to the knowledge of the Company, have been treated, stored or disposed of on any of the Leased Real Property or, to the Company's knowledge, on any property formerly owned, leased, used or occupied by the Company or any Company Subsidiary.

(iii) There has been no Release of Hazardous Materials on any of the Leased Real Property or, during the Company's or any Company Subsidiary's ownership, lease, use or occupancy of such property, on any property formerly owned, leased, used or occupied by the Company or any Company Subsidiary.

(iv) The Company or any Company Subsidiary is not conducting, and has not undertaken or completed, any material Remedial Action relating to any Release or threatened Release at the Leased Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

(v) There is no asbestos or asbestos-containing material on any of the Leased Real Property.

(vi) There are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, their business or the Leased Real Property, and, to the knowledge of the Company, there are no circumstances that could reasonably be expected to form the basis of any such material Environmental Claim, including, without limitation, with respect to any off-site disposal location presently or formerly used by the Company, any Company Subsidiary or any of its predecessors or with respect to any previously owned or operated facilities.

(vii) The Company and the Company Subsidiaries can maintain present production levels or any planned expansion of production levels upon which financial projections provided to Parent have been based in compliance with material applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits.

(b) The Company has provided Parent with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Leased Real Property, the Company, the Company Subsidiaries and their business and (ii) all insurance policies issued at any time that may provide coverage to the Company or any Company Subsidiary or their business for environmental matters.

SECTION 4.17. Related Party Transactions. Except as set forth in Section 4.17 of the Disclosure Schedule, no officer, director, shareholder that is a beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of five percent or more of the Company Common Stock or the Company Preferred Stock, or affiliate of the Company or any Company Subsidiary nor any relative or affiliate of such officer, director or shareholder is a party to any agreement, contract, commitment, arrangement or transaction with the Company or any Company Subsidiary or is entitled to any payment or transfer of any assets from the Company or any Company Subsidiary or has any material interest in any material property used by the Company or any Company Subsidiary or has an interest in any Customer, supplier of the Company or any Company Subsidiary or provider of any services to the Company or any Company Subsidiary.

SECTION 4.18. Receivables. Except to the extent, if any, reserved for on the January 2001 Balance Sheet, all Receivables reflected on the January 2001 Balance Sheet, and all Receivables that arose thereafter, arose from, and the Receivables existing on the Closing Date will have arisen from, the sale of inventory or services to persons not affiliated with the Company or any Company Subsidiary and in the ordinary course of business consistent with past practice and, except as reserved for on the January 2001 Balance Sheet, constitute or, with respect to the Receivables existing on the Closing Date, will constitute, as the case may be, only valid, undisputed claims of the Company or a Company Subsidiary.

SECTION 4.19. Inventories. Subject to amounts reserved therefor on the January 2001 Balance Sheet, the values at which all Inventories are carried on the January 2001 Balance Sheet reflect the historical inventory valuation policy of the Company and the Company Subsidiaries of stating such Inventories at the lower of cost (determined on the average cost method) or market value and all Inventories are valued such that the Company and the Company Subsidiaries will earn their customary gross margins thereon. Except as set forth in Section 4.19(a) of the Disclosure Schedule, the Company or a Company Subsidiary, as the case may be, has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. Neither the Company nor any Company Subsidiary has acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company or any Company Subsidiary changed the price of any Inventory. The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the business consistent with past practice.

SECTION 4.20. Shareholder Approval. Except for the Requisite Shareholder Approval, no other approval of the holders of any class or series of capital stock of the Company is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement. If Parent were to exercise the proxy that the Significant Shareholders have granted to Parent pursuant to the Voting Agreement, Parent would have, on a fully diluted basis, a sufficient number of votes to obtain the Requisite Shareholder Approval without the vote of any other holder of Shares or Preferred Shares.

SECTION 4.21. State Takeover Statutes; Standstill Provision. The Board of Directors of the Company has taken prior to the date hereof and had taken prior to entering into the Stock Subscription Agreement, dated June 19, 2000, between the Company and Quest Diagnostics Ventures LLC (the "Quest Agreement") all action necessary to ensure that the restrictions contained in the applicable provisions of the Ohio Law and the Quest Agreement will not apply to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, and all requirements of the Ohio Law applicable to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement have been, and will be, complied with.

SECTION 4.22. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of KPMG Consulting Inc. to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company (other than Parent and its affiliates), a copy of which opinion has been delivered to Parent.

SECTION 4.23. Brokers. No broker, finder, investment banker (other than KPMG Consulting Inc.) nor any affiliate of the Company is entitled to any brokerage, finder's, consulting or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent all agreements and informed Parent of all arrangements pursuant to which any person may be entitled to any fees or other compensation in connection with the Merger and the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

As an inducement to the Company to enter into this Agreement, Parent represents and warrants to the Company as follows:

SECTION 5.01. Organization and Qualification. Each of Parent, Merger Sub and each Significant Subsidiary (as defined in Rule 405 promulgated under the Securities Act) of Parent (each, a "Parent Subsidiary") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Parent Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Parent Material Adverse Effect.

SECTION 5.02. Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 5.03. Authority; No Conflict; Required Filings and Consents. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the Ohio Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation of Parent, the Articles of Incorporation of the Merger Sub, the By-laws of Parent or the Code of Regulations of Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(c) have been obtained and all filings and obligations described in Section 5.03(c) have been made, conflict with or violate any Law applicable to either Parent or Merger Sub or by which any property or asset of Parent is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (ii) and this clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Parent Material Adverse Effect and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), the New York Stock Exchange ("NYSE") and the filing and recordation of appropriate merger documents as required by the Ohio Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 5.04. Financing. Parent has, or as of the Closing Date will have, the funds necessary to consummate the Merger.

SECTION 5.05. Brokers. No broker, finder, investment banker or any affiliate of Parent is entitled to any brokerage, finder's, consulting or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE VI

CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 6.01. Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

(i) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with Law;

(ii) the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations; and

(iii) the Company shall perform or comply with all covenants and agreements contained in the Credit Agreement.

(b) By way of amplification and not limitation of Section 6.01(a), except as contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(i) amend or otherwise change the Company Articles of Incorporation or the Company Regulations or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant, create an Encumbrance on, or authorize the issuance, sale, pledge, disposition, grant or creation of an Encumbrance on, (i) any shares of its capital stock of any class, or any options (including, without limitation, the issuance of any options under the employment agreement, dated October 31, 1995, between the Company and Richard A. Mahoney, with respect to which issuance Mr. Mahoney has waived any rights pursuant to the Voting Agreement), warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, except for the issuance of shares of Company Common Stock or Company Preferred Stock upon exercise of the Company Options or Company Warrants listed in Section 4.04 of the Disclosure Schedule to the extent that such Company Options and Company Warrants are vested and exercisable, or (ii) any material assets of the Company or any Company Subsidiary, except for sales of inventory in the ordinary course of business and in a manner consistent with past practice;

(iii) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, change material terms, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any security exercisable for or convertible into any of its capital stock;

(v) (A)(1) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or (2) acquire any assets, other than purchases of Inventory, supplies and other similar assets in the ordinary course of business consistent with past practice;

(B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for borrowings under the Credit Agreement;

(C) enter into any contract or agreement that would have been a Material Contract if it had been entered into prior to the date of this Agreement, or modify, amend or terminate any Material Contract, other than modification, amendments or terminations in the ordinary course of business, consistent with past practice; or

(D) authorize any capital expenditure in excess of $5,000 individually or $75,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole;

(vi) increase the compensation payable or to become payable to its officers or employees, pay any bonus (other than sales commissions in the ordinary course of business consistent with past practice or other than pursuant to agreements in existence on the date hereof, copies of which have been provided to Parent, for bonus payments not in the aggregate in excess of the total amount set forth on Section 4.06 of the Disclosure Schedule) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(vii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(viii) except with respect to trademarks in the ordinary course of business and consistent with past practice, (A) grant any license in respect of any Intellectual Property of the Company or any Company Subsidiary, (B) develop any Intellectual Property jointly with any third party, or (C) disclose any confidential Intellectual Property or other confidential information of the Company or any Company Subsidiary, unless such disclosure is made in the ordinary course of business consistent with past practice and the disclosed confidential Intellectual Property or other confidential information is subject to a confidentiality agreement prohibiting any further disclosure and unauthorized use thereof;

(ix) waive any stock repurchase or acceleration rights, amend or change the terms of any options or restricted stock, or reprice options granted under the Company Stock Option Plans or authorize cash payments in exchange for any options granted under any such plans;

(x) settle any material Action;

(xi) take any action that would, or is reasonably likely to, result in any of the representations and warranties of the Company in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(xii) make or revoke any material Tax election, change any tax accounting methods, or settle or compromise any material federal, state, local or foreign Tax liability or take any action with respect to the computation of Taxes or the preparation of Tax Returns that is inconsistent with past practice; or

(xiii) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(b).

SECTION 6.02. Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.03. Delivery of Audited Financial Statements. As promptly as practicable after the date hereof, but in no event later than seven business days after the date hereof, the Company shall deliver to Parent an audited consolidated balance sheet (including the related notes thereto) of the Company and the Company Subsidiaries, dated as of January 31, 2001, and each of the related audited consolidated statements of income, retained earnings, shareholders' equity and cash flows of the Company and the Company Subsidiaries (including, in each case, any notes thereto) (collectively, the "Audited Financial Statements"), together with an unqualified opinion of the Company Accountants with respect to such Audited Financial Statements.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall cause its affiliates, officers, directors, employees, agents, representatives, accountants and counsel, and shall cause each Company Subsidiary and its officers, directors, employees, agents, representatives, accountants and counsel, to: (i) afford the officers, employees, agents, accountants, counsel, financial advisors and other representatives of Parent reasonable access, during normal business hours, to the offices, properties, facilities, books and records of the Company and the Company Subsidiaries and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Company Subsidiary who have any knowledge relating to the Company or any Company Subsidiary, (ii) furnish to the officers, employees, agents, accountants, counsel, financial advisors and other representatives of Parent such additional financial and operating data and other information regarding the assets, employees, properties, liabilities and goodwill of the Company and the Company Subsidiaries (or legible copies thereof) as Parent may from time to time reasonably request and (iii) cooperate in such other way as may be necessary for the consummation of the transactions contemplated hereby.

SECTION 7.02. Proxy Statement. (a) The Company shall file with the SEC, as promptly as practicable after the date hereof, the proxy statement under the Exchange Act to be sent to the shareholders of the Company in connection with the Company Shareholders' Meeting containing all information required by the applicable Law (the "Proxy Statement"), and shall use its best efforts to have the Proxy Statement cleared by the SEC promptly. The Company shall cooperate with Parent and its legal counsel in the preparation of the Proxy Statement and shall notify Parent and its legal counsel of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide Parent and its legal counsel with copies of all correspondence between the Company and any of the Company Representatives and the SEC. The Company shall give Parent and its legal counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, and shall incorporate comments of Parent and its legal counsel with respect thereto, prior to its being filed with the SEC and shall give Parent and its legal counsel the opportunity to review all responses to requests for additional information and replies to comments, and shall incorporate comments of Parent and its legal counsel with respect thereto, prior to their being filed with, or sent to, the SEC. The Company agrees to use its reasonable best efforts, after consultation with Parent and Merger Sub, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the shareholders of the Company entitled to vote at the Company Stockholders' Meeting at the earliest practicable time.

(b) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and (ii) the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or their respective officers or directors, shall be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(c) The information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and (ii) the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or its officers or directors shall be discovered by Parent which should be set forth in an amendment or supplement to the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(d) The Board of Directors of the Company shall include in the Proxy Statement, and not subsequently withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent or Merger Sub, except as set forth in this Section 7.02(d), the recommendation of the Board of Directors of the Company (in the form necessary for compliance with the applicable provisions of the Ohio Law) that the shareholders of the Company give the Requisite Shareholder Approval. In the event that the Board of Directors of the Company determines in good faith, after receiving the advice of outside legal counsel, that the Board of Directors is required by its fiduciary duties under the Ohio Law to withdraw or modify its recommendation, the Board of Directors of the Company shall be permitted to withdraw or modify in a manner adverse to Parent and Merger Sub its recommendation to its shareholders that they give the Requisite Shareholder Approval. Notwithstanding such Board of Directors' withdrawal or modification of its recommendation, the Company shall convene and hold the Company Shareholders' Meeting in accordance with Section 7.03.

SECTION 7.03. Shareholders' Meeting. The Company shall take, in accordance with applicable Law, the Company Articles of Incorporation and the Company Regulations, all action necessary to convene and hold an annual or special meeting of its shareholders (the "Company Shareholders' Meeting") as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval. The Company shall (a) use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and (b) take all other action necessary or advisable to secure the vote or consent of its shareholders as required by the Company Articles of Incorporation, the Company Regulations, the applicable Law, the rules of NASDAQ or otherwise to obtain the Requisite Shareholder Approval.

SECTION 7.04. No Solicitation of Transactions.

(a) The Company shall not, and shall cause its affiliates and its and its affiliates' officers, directors, employees, financial advisors, consultants, attorneys, accountants, agents and other representatives (the "Company Representatives") not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any person with respect thereto or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to it or the Company Subsidiaries or afford access to the properties, books or records of it or the Company Subsidiaries to any person that has made, or to such party's knowledge, is considering making, any Acquisition Proposal, approve or recommend, or propose to approve or recommend, any Acquisition Proposal or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose to do any of the foregoing; provided, however, that, in the event that (x) the Company shall receive an Acquisition Proposal that the Board of Directors of the Company concludes in good faith could result in a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Section 7.04, (y) prior to receipt of the Requisite Shareholder Approval, the Board of Directors of the Company determines in good faith, after receiving the advice of outside legal counsel, that, in light of this Acquisition Proposal, the Board of Directors is required by its fiduciary duties under the Ohio Law to authorize the Company to participate in such discussions or negotiations with, or provide such information to, the party making the Acquisition Proposal, and (z) the Company gives Parent written notice of its intention to do so, the Company may (i) furnish information with respect to it and the Company Subsidiaries to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Letter Agreement and (ii) participate in discussions regarding such Acquisition Proposal. Any violation of the foregoing restrictions by the Company Representatives, whether or not such person is so authorized and whether or not any such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(b) Upon receiving an Acquisition Proposal, the Company will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify Parent, after receipt of any Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, or any request for nonpublic information relating to the Company or any Company Subsidiary or for access to the properties, books or records of the Company or any Company Subsidiary by any person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and shall promptly provide copies of any proposals, indications of interest, draft agreements and correspondence relating to such Acquisition Proposal. The Company shall, and shall cause the Company Representatives to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons (other than Parent) with respect to any Acquisition Proposal and shall request the return or destruction of all confidential information provided to any such person. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

(c) The Company agrees that it will take the necessary steps promptly to inform the Company Representatives of the obligations undertaken in this Section 7.04.

SECTION 7.05. Employee Benefits Matters. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all Plans to which the Company and/or any Company Subsidiary is a party as in effect on the date hereof, to the extent such Plans are binding obligations of the Company or any Company Subsidiary. Nothing herein is intended to restrict the Surviving Corporation's right to terminate or amend any Plan in accordance with the terms thereof.

(b) To the extent service is relevant for purposes of eligibility, participation or vesting under any employee benefit plan, program or arrangement established or maintained by Parent or the Surviving Corporation for the benefit of employees of the Surviving Corporation, the employees of the Surviving Corporation shall be credited for service accrued prior to the Effective Time with the Company or the Company Subsidiary, and, with respect to any welfare benefit plans to which such employee may become eligible, Parent or the Surviving Corporation shall cause such plans to provide credit for the year 2001 co-payments or deductibles and maximum out-of-pocket payments by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that had not been satisfied under any welfare plans maintained by the Company and the Company Subsidiaries prior to the Effective Time.

SECTION 7.06. Directors' and Officers' Indemnification. (a)  The Code of Regulations of the Surviving Corporation shall contain the provisions set forth, as of the date of this Agreement, in Article VI of the Company Regulations, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors or officers of the Company ("Indemnified Officers and Directors"), it being the intent of the parties that the Indemnified Officers and Directors shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted by law.

(b) For a period of six years following the Effective Date, Parent shall either (i) cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance policies providing at least the same coverage and containing terms and conditions that are not materially less favorable then the coverage in place prior to the Effective Date or (ii) assume the indemnification obligations of the Surviving Corporation described in Section 7.06(a).

(c) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.06.

SECTION 7.07. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 7.08. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (b) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

SECTION 7.09. Public Announcements. Neither the Company nor the Parent shall make any public announcement or disclosure with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the other party's prior written consent, unless such disclosure is required by Law, rules and regulations of the SEC or other regulatory requirements or rules of securities exchanges. The Company and the Parent shall consult with each other prior to making any public announcement or disclosure with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and the content of any such announcement or disclosure shall be approved by the non-disclosing party.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and

(b) the Requisite Shareholder Approval shall have been obtained.

SECTION 8.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

(a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct when made and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are qualified by materiality or Company Material Adverse Effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date, and except that those representations and warranties which address matters only as of a particular date shall be so true and correct as of such date, and Parent shall have received a certificate of the Company to such effect signed by the Chief Executive Officer of the Company;

(b) the Company shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of the Company to that effect signed by the Chief Executive Officer of the Company;

(c) Parent shall have received in form and substance reasonably satisfactory to Parent all consents, approvals and authorizations of Governmental Authorities necessary to consummate the Merger and all consents and waivers of third parties set forth on Section 8.02(c) of the Disclosure Schedule;

(d) no Company Material Adverse Effect shall have occurred;

(e) except for travel advances to employees in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $10,000, any shareholder or other affiliate of the Company (other than the Company Subsidiaries) that has any loans or other Indebtedness to the Company or any Company Subsidiary outstanding shall have repaid prior to the Closing Date such loans or other Indebtedness or cancelled guaranties given by the Company or any Company Subsidiary for the benefit of such shareholder or other affiliate and Parent shall have received a certificate of the Company to such effect signed by the Chief Executive Officer of the Company;

(f) appraisal rights under the Ohio Law shall not have been perfected, asserted or demanded with respect to more than 7% of the aggregate number of Shares and Preferred Shares;

(g) the documents and instruments contemplated to be delivered by the Company or the Significant Shareholders pursuant to Section 3.02 shall have been delivered;

(h) Parent shall have received the Employment Agreements duly executed by each of the parties thereto;

(i) Parent shall have received from Dinsmore & Shohl LLP, a legal opinion, addressed to Parent and dated the Closing Date substantially in the form of Exhibit 8.02(i);

(j) Parent shall have received from Wilmer, Cutler & Pickering, a legal opinion, addressed to Parent and dated the Closing Date substantially in the form of Exhibit 8.02(j); and

(k) Parent shall have received from each of the executive officers and directors of the Company and each Significant Shareholder a release, in the form of Exhibit 8.02(k).

SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

(a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct when made and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties that are qualified by materiality or Parent Material Adverse Effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date, and except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date, and the Company shall have received a certificate of Parent to such effect signed by a duly authorized officer thereof;

(b) each of Parent and Merger Sub shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate of Parent to that effect signed by a duly authorized officer thereof; and

(c) the documents and instruments contemplated to be delivered by Parent pursuant to Section 3.02 shall have been delivered.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before October 15, 2001; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) if there shall be any Governmental Order that is final and nonappealable having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

(d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied, if such breach is not cured within 20 business days from the date of notice thereof;

(e) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied, if such breach is not cured within 20 business days from the date of notice thereof;

(f) by either Parent or Company if this Agreement and the Merger fail to receive the Requisite Shareholder Approval; provided, however, that the right to terminate this Agreement by the Company under this Section 9.01(f) shall not be available to the Company where the failure to obtain such Requisite Shareholder Approval shall have been caused by or related in any way to the Company's breach of this Agreement;

(g) by Parent, if the Audited Financial Statements are not similar in all material respects as to form and content to the Unaudited Financial Statements, or are not accompanied by an unqualified opinion of the Company Accountants with respect thereto; or

(h) by Parent, if the Board of Directors of the Company or any committee thereof shall have failed to recommend or withdrawn or modified or changed, in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement or the Merger, whether or not permitted by the terms hereof, or shall have failed to call the Company Shareholders' Meeting in accordance with Section 7.03 (or the Board of Directors of the Company or any committee thereof shall resolve to do any of the foregoing).

SECTION 9.02. Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; and provided further that Section 10.01 shall survive termination of this Agreement.

SECTION 9.03. Amendment. This Agreement may not be amended except by (a) an instrument in writing signed by each of the parties hereto or (b) a waiver in accordance with Section 9.04.

SECTION 9.04. Waiver. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

SECTION 9.05. Fees and Expenses. (a) In the event that:

(i) this Agreement shall be terminated by either party pursuant to Section 9.01 (other than Sections 9.01(a), (b), (c) or (e)), and the Company consummates, within 18 months after such termination, a transaction described in clauses (i) through (iv) of the definition of "Acquisition Proposal"; or

(ii) this Agreement is terminated pursuant to Section 9.01(g);

then, in any such event, the Company shall pay Parent promptly (but in no event later than two business days after the first of such events shall have occurred) a fee of $1,000,000 (the "Fee"), which amount shall be payable in immediately available funds; provided that, in the event of a termination by the Company, such Fee shall be paid prior to or simultaneously with such termination.

(b) In the event that the Company shall fail to pay the Fee when due, the Fee shall be deemed to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.05, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 5.00%.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants to a party hereto and its affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, any filing fees and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to Parent or Merger Sub:
Quest Diagnostics Incorporated One Malcolm Avenue Teterboro, NJ 07608 Telecopy: (201) 393-5289 Attention: General Counsel

with a copy to:
Shearman & Sterling 599 Lexington Avenue New York, NY 10022 Telecopy: (212) 848-7179 Attention: Clare O'Brien, Esq.

if to the Company:
MedPlus, Inc. 8805 Governor's Hill Drive, Suite 100 Cincinnati, Ohio 45249 Telecopy: (513) 697-3221 Attention: General Counsel

with a copy to:
Dinsmore & Shohl LLP 1900 Chemed Center 255 East Fifth Street Cincinnati, Ohio 45202 Telecopy: (513) 977-8141 Attention: Charles F. Hertlein, Jr., Esq.

SECTION 10.03. Third-Party Beneficiaries. Except for the provisions contained in Section 7.06, nothing in this Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.

SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 10.06. Incorporation of Exhibits. The Disclosure Schedule and all Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

SECTION 10.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 10.08. Governing Law; Jurisdiction. (a) Except to the extent that the Merger may be mandatorily required to be governed by the laws of the State of Ohio, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.09. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

SECTION 10.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12. Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule), the Letter Agreement and the Voting Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEDPLUS, INC.

By:
Name:
Title:

QUEST DIAGNOSTICS INCORPORATED

By:
Name:
Title:

Q-M MERGER SUB, INC.

By:
Name:
Title:

EXHIBIT A

VOTING AGREEMENT

EXHIBIT B

OFFER LETTERS FROM PARENT WITH RESPECT TO EMPLOYMENT

EXHIBIT 8.02(i)

FORM OF OPINION

OF DINSMORE & SHOHL LLP

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the Merger and the other transactions contemplated by the Merger Agreement. The execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the Merger and the other transactions contemplated by the Merger Agreement other than, with respect to the Merger, the adoption of the Merger Agreement by (i) the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting as a single class, and (ii) the affirmative vote of the holders of two-thirds of the outstanding shares of the Company Preferred Stock, voting as a separate class, entitled to vote thereon and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio as required by the Ohio Law. The Merger Agreement has been duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2. Each Significant Shareholder has full legal capacity and requisite right, power and authority to execute, deliver and perform such person's obligations under the Voting Agreement. The Voting Agreement has been duly executed and delivered by each Significant Shareholder, and such execution and delivery have been duly approved and authorized by all requisite action on the part of each Significant Shareholder and such approval and authorization has not been rescinded. The Voting Agreement constitutes the legal, valid and binding obligation of each Significant Shareholder, enforceable against it, him or her in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to any Significant Shareholder who is an individual, the failure of the spouse, if any, of such Significant Shareholder to be a party or signatory to the Voting Agreement shall not (i) prevent such Significant Shareholder from performing such Significant Shareholder's obligations and consummating the transactions contemplated under the Merger Agreement or (ii) prevent the Voting Agreement from constituting the legal, valid and binding obligation of such Significant Shareholder in accordance with its terms.

3. Each Significant Shareholder is, to the best of our knowledge upon due inquiry, the record or beneficial owner of the number of shares of Company Common Stock and Company Preferred Stock set forth opposite such Significant Shareholder's name (or, if applicable, other record holder's name) in Attachment I of the Voting Agreement and such shares are, to the best of our knowledge upon due inquiry, all the securities of the Company that are owned, either of record or beneficially, by such Significant Shareholder and are validly issued, to the best of our knowledge upon due inquiry, fully paid and nonassessable, and owned by such Significant Shareholder free and clear of all Encumbrances, other than any Encumbrances created by the Voting Agreement. Except as provided in the Voting Agreement with respect to the Irrevocable Proxy, to the best of our knowledge upon due inquiry, such Significant Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Owned Shares of such Significant Shareholder.

4. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. To the best of our knowledge upon due inquiry, the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. To the best of our knowledge upon due inquiry, the Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Regulations.

5. The authorized capital stock of the Company consists of (a) 15,000,000 shares of Company Common Stock and (b) 5,000,000 shares of Company Preferred Stock which are designated as Series A Convertible Preferred Stock. The shareholders of the Company, at a meeting held on July 25, 2000, approved in accordance with applicable Law an amendment to the Company Articles of Incorporation, which when and if filed with the Ohio Secretary of State, would increase the number of authorized shares of Company Common Stock to 25,000,000 and would authorize the issuance of 5,000,000 shares of Company Preferred Stock to be designated as Series B Preferred Stock; to date such amendment has not been filed with the Ohio Secretary of State and therefore has not become effective. As of the date hereof, to the best of our knowledge upon due inquiry, (i) 8,175,267 shares of Company Common Stock and 2,371,815 shares of Company Preferred Stock are issued and outstanding, all of which are validly issued, to the best of our knowledge upon due inquiry, fully paid and nonassessable and, to the best of our knowledge upon due inquiry, are owned of record and beneficially by the shareholders, free and clear of any Encumbrances, in the amounts set forth in Section 4.04 of the Disclosure Schedule, (ii) 200,000 shares of Company Common Stock are held in the treasury of the Company or by the Company Subsidiaries, (iii) 346,249 shares of Company Common Stock are reserved for future issuance in respect of all presently "in-the-money" Company Options and (iv) 4,112,352 shares of Company Common Stock and Company Preferred Stock are reserved for future issuance upon exercise of the Company Warrants. Company Options to purchase an additional 1,383,165 shares of Company Common Stock, which Company Options are not presently "in-the-money", are also outstanding; such shares shall be made available for reservation, if necessary, through proper filing of the Amendment with the Ohio Secretary of State. Except for the Shares, the Preferred Shares, the Company Options and the Company Warrants, there are no other shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company issued and outstanding. Except for the Company Options granted pursuant to the Company Stock Option Plans or pursuant to agreements or arrangements described in Section 4.04 of the Disclosure Schedule and the Company Warrants granted pursuant to agreements or arrangements described in Section 4.04 of the Disclosure Schedule, to the best of our knowledge upon due inquiry, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock, options, warrants or convertible securities of, or other equity interests in, the Company or any Company Subsidiary. Section 4.04 of the Disclosure Schedule contains a full and complete list of all holders of the Company Options and the Company Warrants, and with respect to each such holder sets forth the number of the Company Options and the Company Warrants held as of the date hereof by each such holder, the date when the Company Options or the Company Warrants were issued, the exercise price thereof, whether such Company Options or Company Warrants are vested and whether they are exercisable. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. To the best of our knowledge upon due inquiry, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other Encumbrances of any nature whatsoever. To the best of our knowledge upon due inquiry, Section 4.04 of the Disclosure Schedule sets forth with respect to each Significant Shareholder the number of Shares, Preferred Shares, Company Options and Company Warrants held as of the date hereof by such Significant Shareholder. There are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

6. The execution and delivery of the Merger Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company Articles of Incorporation or Company Regulations or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(c) of the Merger Agreement have been obtained and all filings and obligations described in Section 4.03(c) of the Merger Agreement have been made, conflict with or violate any Law known by us to be applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is known by us to be bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation known by us, except, with respect to clause (ii) and this clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

7. The execution and delivery of the Merger Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the filing and recordation of appropriate merger documents as required by the Ohio Law.

8. The execution and delivery of the Voting Agreement by the Significant Shareholders do not, and the performance of the Voting Agreement by the Significant Shareholders will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority.

9. The Proxy Statement was prepared in all material respects in accordance with to the best of our knowledge after due inquiry, the requirements of the Exchange Act and the rules and regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

10. To the best of our knowledge after due inquiry, there is no Action pending or threatened against the Company, or any property or asset of the Company, before any court, arbitrator or Governmental Authority, which could reasonably be expected, if resolved adversely to the Company, to (i) materially impair the operations of the Company as currently conducted, (ii) materially impair the ability of the Company to perform its obligations under the Merger Agreement or (iii) prevent the consummation of the transactions contemplated by the Merger Agreement. To the best of our knowledge, neither the Company nor any material property or assets of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the best of our knowledge, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Authority.

11. The Board of Directors of the Company has taken prior to the date hereof and had taken prior to entering into Quest Agreement all action necessary to ensure that the restrictions contained in the applicable provisions of the Ohio Law and the Quest Agreement will not apply to the Merger and the other transactions contemplated by the Merger Agreement and the Voting Agreement, and all requirements of the Ohio Law applicable to the Merger and the other transactions contemplated by the Merger Agreement and the Voting Agreement have been, and will be, complied with.

12. The provisions in the Merger Agreement and the Voting Agreement as to choice of New York law as the governing law thereof and the provisions thereof as to the submission by the Company and the Significant Shareholders to the jurisdiction of any New York State court or U.S. federal court sitting in The City of New York, are valid, binding and enforceable under the Ohio Law. Any final judgment entered against the Company or any of the Significant Shareholders in a U.S. federal or New York State court sitting in The City of New York would be recognized, conclusive and enforceable in the courts of the State of Ohio. Furthermore, final judgments rendered in a U.S. federal or New York State court sitting in The City of New York would be recognized, conclusive and enforceable in the court of the State of Ohio without re-trial or reconsideration of the merits of the case.

All capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement or Voting Agreement, as applicable.

EXHIBIT 8.02(j)

FORM OF OPINION OF WILMER, CUTLER & PICKERING

1. Each of Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, LP (together, the "Shareholders") has full legal capacity and requisite right, power and authority to execute, deliver and perform such person's obligations under the Voting Agreement. The Voting Agreement has been duly executed and delivered by each Shareholder, and such execution and delivery have been duly approved and authorized by all requisite action on the part of each Shareholder and such approval and authorization has not been rescinded. The Voting Agreement constitutes the legal, valid and binding obligation of each Shareholder, enforceable against it, him or her in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

All capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement or Voting Agreement, as applicable.

EXHIBIT 8.02(k)

FORM OF RELEASE OF CLAIMS AGREEMENT

RELEASE OF CLAIMS AGREEMENT dated as of [ ], 2001 (this "Agreement"), by and among [Name of Executive Officer/Director/Significant Shareholder] (each, a "Releasor"), MEDPLUS, INC., an Ohio corporation (the "Company") and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("Parent").

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of April 25, 2001 (the "Merger Agreement"; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement) among the Company, Parent and Q-M Merger Sub ("Merger Sub"), Parent, Merger Sub and the Company agreed to consummate a business combination transaction (the "Merger") pursuant to which Merger Sub shall be merged with and into the Company on [ ], 2001 (the "Effective Date");

WHEREAS on the Effective Date, each of the Shares and Preferred Shares shall be cancelled and converted automatically into the right to receive an amount equal to $2.00 in cash (the "Merger Consideration");

WHEREAS as a closing condition to the obligations of Parent and Merger Sub to consummate the Merger under the Merger Agreement, each of the executive officers and directors of the Company and each Significant Shareholder shall execute this Agreement and the Company shall deliver such executed copies to Parent on or prior to the Closing Date.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

SECTION 1.01. General Release. (a) Except as set forth in Section 1.01(b), each Releasor does hereby for itself, himself or herself and for such person's agents, attorneys, representatives, employees, receivers, subsidiaries, affiliates, trustees, assigns, officers, directors, members, shareholders, partners, and predecessors and successors-in-interest, release and absolutely discharge (1) the Company, the Company Subsidiaries and their respective directors, officers, agents, affiliates, employees, assigns and predecessors and successors-in-interest, and each of them (hereinafter, "Related Company Parties") and (2) Parent, Parent Subsidiaries and their respective directors, officers, agents, affiliates, employees, assigns and predecessors and successors-in-interest, and each of them (hereinafter, "Related Parent Parties"), of and from any and all claims, demands, damages, debts, liabilities, accounts, accountings, reckonings, obligations, costs, expenses, liens, actions and causes of action, of every kind and nature whatsoever at law or in equity, known or unknown, suspected or unsuspected which such Releasor ever had, now have or may have against the Company, any Company Subsidiary, the Related Company Parties, Parent, any Parent Subsidiary or the Related Parent Parties, or any of them.

(b) Notwithstanding Section 1.01(a), such Releasor does not waive (i) the right to receive the Merger Consideration in accordance with and subject to the terms and conditions of the Merger Agreement; (ii) if applicable, the right to indemnification pursuant to and in accordance with Section 7.06 of the Merger Agreement and (iii) if applicable, the rights as to any matter set forth in Section 8.02(k) of the Disclosure Schedule of the Merger Agreement.

SECTION 1.01. Representations and Warranties of Each Releasor. Each Releasor hereby represents and warrants that:

(a) Such person has the necessary power and authority and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company and the Parent, constitutes a legal, valid and binding obligation of such person, enforceable against such person in accordance with its terms.

(b) The execution and delivery of this Agreement by such person do not, and the performance by such person of this Agreement shall not, (i) if applicable, conflict with or violate the Certificate of Incorporation or By-laws or other organizational documents of such person, (ii) conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(c) The execution, delivery and performance of this Agreement by such person shall not require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority.

ARTICLE II

SECTION 2.01. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 2.02. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

SECTION 2.03. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 2.04. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 2.05. Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement.

SECTION 2.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 2.07. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 2.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 2.09. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

IN WITNESS WHEREOF, the parties have executed or duly executed this Agreement as of the day and year first written above.

[RELEASOR]

By
Name:
Title:

MEDPLUS, INC.

By
Name:
Title:

QUEST DIAGNOSTICS INCORPORATED

By
Name:
Title: